RETENTION AGREEMENT
This Agreement between Thomas Kubera (referred to herein as “You” or “Your”) and SIFCO Industries, Inc. (referred to herein as “Company”) is made this 1st day of June 2016 and provides as follows:
1. This Agreement sets forth the terms of a cash incentive relating to your continued employment with the Company (the “Retention Bonus”). The specifics of the Retention Bonus that may be payable to you if you continue to be employed by the Company through May 31, 2017 are set forth below.
2.     In consideration of your continuing in your employment and fulfilling your job responsibilities, the Company will pay you a Retention Bonus of $26,520, if you continue to be employed by the Company up to and through May 31, 2017. You will vest in 50% of the Retention Bonus if you are continuously employed by the Company from the date of this letter through November 30, 2016, and will vest in 50% of the Retention Bonus if you are continuously employed by the Company from the date of this letter through May 31, 2017. In the event that you remain employed through November 30, 2016, the Company will pay you 50% of the Retention Bonus or $13,260 in the first normally-scheduled payroll following November 30, 2016. In the event that you remain employed through May 31, 2017, the Company will pay you 50% of the Retention Bonus or $13,260 in the first normally-scheduled payroll following May 31, 2017. Each payment of the Retention Bonus shall be in the form of a lump sum cash payment, less applicable taxes and withholding.
3.      In the event that your employment terminates for any reason, other than termination by the Company without “Cause,” prior to November 30, 2016, you will not be entitled to payment of any portion of the Retention Bonus. In the event that your employment terminates for any reason, other than termination by the Company without “Cause,” after November 30, 2016, but before May 31, 2017, you will not vest in nor be entitled to payment of the remaining 50% of the Retention Bonus. For purposes of the Retention Bonus, “Cause” shall include your intentional or negligent refusal to perform the duties of your position, your negligence in the performance of your duties, your willful misconduct, your misappropriation of funds or property of the Company, or your material violation of policies and procedures of the Company. Further, in the event that your employment with the Company is terminated without Cause prior to May 31, 2017, the Company will pay you 100% of the Retention Bonus in the form of a lump sum cash payment, less any amount of the retention bonus already paid per the terms of this Agreement, less applicable taxes and withholding, in the first normally-scheduled payroll following the effective date of such termination.
4.     Your employment during the term of this Agreement remains “at will,” that is, you or the Company can terminate your employment at any time for any lawful reason.
The parties hereto have executed this Agreement on the date set forth opposite their respective signatures.

6/1/2016		/s/ Thomas Kubera
Date	Thomas Kubera

SIFCO Industries, INC.

6/1/2016	By:	/s/ Michael Lipscomb
Date
	Its:	Chief Executive Officer